News Release

FOR IMMEDIATE RELEASE	CONTACT
June 26, 2008	Craig Renner
301-843-8600

ACPT ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER CYNTHIA L. HEDRICK, EFFECTIVE AUGUST 14, 2008

ST. CHARLES, MD.— American Community Properties Trust (AMEX, PSE:APO) announced today that Cynthia L. Hedrick, Executive Vice President and Chief Financial Officer, will leave the Company effective August 14, 2008. The Company has not yet selected a replacement for Ms. Hedrick, and will make an announcement once her successor has been named.
"Cyndi has been a valuable contributor to ACPT, and we wish her well," said Edwin L. Kelly, president and chief operating officer of ACPT. "We appreciate the leadership, expertise, and dedication she has provided since the Company was established in 1998."
Ms. Hedrick has been with ACPT and its predecessor for 24 years. “My tenure with the Company has provided me with an invaluable and enjoyable experience,” said Ms. Hedrick. “I look forward to watching ACPT continue to succeed in the future.”
ACPT (AMEX:APO) is a diversified real estate organization with operations in the United States and Puerto Rico and specializes in community development, multifamily rental properties, and asset management services. ACPT is currently listed on the American Stock Exchange under the symbol AmCmntyProp (APO).
For more information about ACPT, visit www.acptrust.com. For more information about the planned community of St. Charles, visit www.stcharlesmd.com.